Exhibit 99

FOR IMMEDIATE RELEASE

RETRACTABLE TECHNOLOGIES, INC. REPORTS RECORD SALES FOR 2004

LITTLE ELM, TX, April 13, 2005—Retractable Technologies, Inc. (AMEX: RVP), a leading maker of safety needle devices, today reported record net revenues of $21.5 million for 2004, including reimbursed discounts of $0.4 million, an increase of 12.8% over 2003. Unit sales increased 23.8% over 2003.

The growth in net revenues during 2004 was due to the Company’s increased sales in both the domestic and international markets, including sales made under a previously announced contract with the U.S. government’s Global HIV/AIDS program.

Diluted net earnings per share rose to $2.08, compared with $0.20 for 2003. These results reflect $65.6 million from the settlement, announced July 2, 2004, of Retractable’s federal antitrust lawsuit against Becton Dickinson & Co. (BD). Litigation settlements totaled $74.6 million in 2004 and $13.9 million in 2003.

Gross profit margin was 23.7% in 2004 compared with 23.2% in 2003. Reflecting the receipt of settlement proceeds, working capital grew to $57.2 million at December 31, 2004 from $7.7 million at December 31, 2003. Stockholders’ equity increased to $63.7 million from $15.1 million in 2003.

The loss from operations for 2004 was $8.0 million, an increase of $2.1 million over 2003. The $0.7 million improvement in gross profit was offset by a $2.8 million increase in operating expenses, mostly due to a $1.6 million increase in legal costs incurred in the Company’s successful litigation with BD.

Further details are available on our Form 10-KSB filed on March 31, 2005 with the Securities and Exchange Commission.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate health care worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will materialize. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to decrease production costs; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the recently increased interest of larger market players, specifically BD, in providing safety needle devices to their customers; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2004	2003	2002
Sales, net	$21,135,943	$19,078,332	$20,316,299
Reimbursed discounts	385,757	—	—

Total sales	21,521,700	19,078,332	20,316,299
Cost of sales	16,410,599	14,654,006	14,990,932
Product recall and recovery	—	—	481,637

Gross margin	5,111,101	4,424,326	4,843,730

Operating expenses:
Sales and marketing	3,648,454	3,374,212	4,042,081
Research and development	626,941	561,135	337,930
General and administrative	8,834,527	6,391,931	4,534,217
Debt conversion expense	—	—	2,319,073

Total operating expenses	13,109,922	10,327,278	11,233,301

Loss from operations	(7,998,821)	(5,902,952)	(6,389,571)
Interest income	475,121	44,553	10,035
Interest expense, net	(243,922)	(307,142)	(446,392)
Litigation settlements, net	74,635,362	13,879,511	—

Net income (loss) before income taxes	66,867,740	7,713,970	(6,825,928)
Provision for income taxes	12,176,345	265,473	—

Net income (loss)	54,691,395	7,448,497	(6,825,928)
Preferred Stock dividend requirements	(1,993,516)	(2,560,723)	(2,266,250)

Earnings (loss) applicable to common shareholders	$52,697,879	$4,887,774	$(9,092,178)

Earnings (loss) per share - basic	$2.33	$0.23	$(0.45)

Earnings (loss) per share - diluted	$2.08	$0.20	$(0.45)

Weighted average common shares outstanding	22,600,166	21,001,004	20,300,454

RETRACTABLE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$55,868,526	$8,155,621
Accounts receivable, net	1,864,514	1,170,231
Inventories, net	3,778,949	3,976,584
Prepaid income taxes	1,349,144	—
Current deferred tax asset	1,887,347	—
Other current assets	296,683	194,310

Total current assets	65,045,163	13,496,746

Property, plant, and equipment, net	11,056,865	9,678,826
Intangible assets, net	358,659	394,369
Other assets	34,005	60,565

Total assets	$76,494,692	$23,630,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,402,037	$2,335,389
Current portion of long-term debt	271,842	210,681
Accrued compensation	322,861	231,959
Marketing fees payable	1,419,760	1,419,760
Accrued royalties	504,016	1,156,633
Other accrued liabilities	118,832	152,800
Income taxes payable	1,813,084	265,473

Total current liabilities	7,852,432	5,772,695

Long-term debt, net of current maturities	3,535,410	2,723,001
Long term deferred tax liability	1,442,145	—

Total liabilities	12,829,987	8,495,696

Stockholders’ equity:
Preferred stock $1 par value:
Series I, Class B	199,400	229,400
Series II, Class B	289,000	418,500
Series III, Class B	137,745	145,245
Series IV, Class B	556,000	1,066,000
Series V, Class B	1,389,971	1,732,071
Common Stock, no par value	—	—
Additional paid-in capital	53,424,744	51,448,561
Retained earnings (deficit)	7,667,845	(39,904,967)

Total stockholders’ equity	63,664,705	15,134,810

Total liabilities and stockholders’ equity	$76,494,692	$23,630,506

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010

rtifinancial@vanishpoint.com

Media Contact:

Phillip L. Zweig

Communications Director

(212) 490-0811 or (214) 912-7415 (cell)

plzweig@aol.com